PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 8 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated May 17, 1999
                                                                Rule 424(b)(3)


                                $45,000,000
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                              ---------------

                    Redeemable BRIDGES due May 30, 2005
                               Based on the
                Morgan Stanley High-Technology 35 Index(SM)

        Redeemable BRoad InDex Guarded Equity-linked Securities(SM)
                        ("Redeemable BRIDGES(SM)")


The Redeemable BRIDGES will pay the principal amount of $10 at maturity. The Redeemable BRIDGES will also pay an amount based on the percentage increase in value, if any, over the life of these Redeemable BRIDGES of the Morgan Stanley High-Technology 35 Index, which we refer to as the Tech-35 Index. In each case, the payments are subject to our right to redeem (call) all of the Redeemable BRIDGES at established prices on or after May 30, 2002 until November 30, 2004.

o  The principal amount and issue price of each Redeemable BRIDGES is $10.

o  We will not pay interest on the Redeemable BRIDGES.

o At maturity, unless we have called the Redeemable BRIDGES, you will receive the principal amount of $10 per Redeemable BRIDGES plus a supplemental redemption amount. This amount is based on the percentage increase in value, if any, at maturity of the Tech-35 Index. If the value of the Tech-35 Index at the maturity of the Redeemable BRIDGES is higher than 1,045.14, which is the value of the Tech-35 Index on May 17, 1999, the date we offered the Redeemable BRIDGES for initial sale to the public, then you will receive a supplemental redemption amount per Redeemable BRIDGES equal to the percentage increase of the Tech-35 Index multiplied by $10.

o However, if the value of the Tech 35 Index at maturity is not higher than 1,045.14, which is the value of the Tech-35 Index on May 17, 1999, the date we offered the Redeemable BRIDGES for initial sale to public, then you will not receive any supplemental redemption amount, but you will still receive the principal amount of the Redeemable BRIDGES.

o Beginning May 30, 2002 and ending on November 30, 2004, we can call all of the Redeemable BRIDGES and pay you a predetermined call price. The call price will be $16 on May 30, 2002 and will increase by $0.50 every six months up to and including November 30, 2004, to a maximum of $18 per Redeemable BRIDGES. If we decide to call the Redeemable BRIDGES, we will give you notice at least 30 but not more than 60 days prior to the call date specified in the notice. If we call the Redeemable BRIDGES, you will receive only the call price and will not be entitled to receive any supplemental redemption amount.

o Investing in the Redeemable BRIDGES is not equivalent to investing in the stocks included in the Tech-35 Index.

o The Redeemable BRIDGES have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance. The NYSE symbol for the Redeemable BRIDGES is "RBT."

You should read the more detailed description of the Redeemable BRIDGES in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Redeemable BRIDGES," including "--United States Federal Taxation." "Redeemable BRoad Index Guarded Equity-linked Securities" and "Redeemable BRIDGES" are our service marks. "Morgan Stanley High-Technology 35 Index" is a service mark of Morgan Stanley & Co. Incorporated.

The Redeemable BRIDGES involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                        PRICE $10 PER REDEEMABLE BRIDGES

                                                                     Proceeds to
                             Price to Public   Agent's Commissions     Company
                             ---------------   -------------------   -----------
Per Redeemable BRIDGES.....        $10                $0.25             $9.75
Total......................    $45,000,000         $1,125,000        $43,875,000



                           MORGAN STANLEY DEAN WITTER




                      (This page intentionally left blank)





                          SUMMARY OF PRICING SUPPLEMENT

               The following summary describes the Redeemable BRIDGES we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

               The Redeemable BRIDGES offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the Redeemable BRIDGES is linked to the performance of the Morgan Stanley High-Technology 35 Index, which we refer to as the Tech-35 Index. These Redeemable BRIDGES combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying Tech-35 Index. However, we may also call the Redeemable BRIDGES prior to maturity.

Each Redeemable BRIDGES          We, Morgan Stanley Dean Witter & Co., are
costs $10                        offering you Redeemable BRIDGES due May 30,
                                 2005 based on the Morgan Stanley High-
                                 Technology 35 Index. The principal amount and issue price of each Redeemable BRIDGES is $10.

Payment at Maturity              Unlike ordinary debt securities, the Redeemable
                                 BRIDGES do not pay interest. Instead, you will receive the principal amount of $10 per Redeemable BRIDGES plus a supplemental redemption amount, if the value of the Tech-35
                                 Index increases over the life of the Redeemable
                                 BRIDGES.


                                           100% Principal Protection

                                 Unless we have called the Redeemable BRIDGES, we will pay you at least $10 at maturity, plus the supplemental redemption amount, if any.

                                       The Supplemental Redemption Amount

                                 The supplemental redemption amount will be equal to the percentage increase of the Tech-35 Index multiplied by $10. The supplemental redemption amount will be calculated as follows:

                                        Final Index Value - Initial Index Value
                                 $10 x -----------------------------------------
                                                  Initial Index Value


                                 where,

                                   Initial Index Value = 1,045.14, which is
                                                         the closing value
                                                         of the Tech-35
                                                         Index on May 17,
                                                         1999, the date we
                                                         offered the
                                                         Redeemable BRIDGES
                                                         for initial sale
                                                         to the public

                                   Final Index Value =   the closing value of
                                                         the Tech-35 Index
                                                         on the fifth
                                                         trading day prior
                                                         to May 30, 2005

                                 However, if this amount is zero or less, we
                                 will not pay you a supplemental redemption
                                 amount. In other words, if the Tech-35 Index
                                 does not go up over the life of the Redeemable BRIDGES, you will not receive any supplemental
                                 redemption amount.      Be

Our Call Right                   Beginning May 30, 2002 and ending November 30,
                                 2004, we have the right to call all of the Redeemable BRIDGES at the call prices listed in the table below. If we decide to call the Redeemable BRIDGES, we will:

                                 o send a notice announcing that we have decided
                                   to call the Redeemable BRIDGES;

                                 o specify in the notice the call price that we
                                   will pay you in exchange for each Redeemable
                                   BRIDGES; and

                                 o specify in the notice a call date when you
                                   will receive the call price; that call date will be at least 30 but not more than 60 days after the date of the notice.

                                                The Call Price

                                 The table below shows the call prices for the period from May 30, 2002 to November 29, 2002 and every six month call date period thereafter through and including November 30, 2004.


                             Call Date Periods                        Call Price
                             -----------------                        ----------
                             May 30, 2002 to November 29, 2002........   $16.00
                             November 30, 2002 to May 29, 2003........   $16.50
                             May 30, 2003 to November 29, 2003........   $17.00
                             November 30, 2003 to May 29, 2004........   $17.50
                             May 30, 2004 to November 30, 2004........   $18.00


The Tech-35 Index                The last reported closing value of the Tech-35
is currently at 1,045.14         Index on the American Stock Exchange, Inc. on
                                 the date of this pricing supplement was
                                 1,045.14. You can review the publicly-reported closing values of Tech-35 Index since such values were first reported on June 30, 1995 in the "Historical Information" section of this pricing supplement. The payment of dividends on the stocks which compose, or underlie, the Tech-35 Index is not reflected in the level of the Tech-35 Index and, therefore, has no effect on our calculation of the percentage increase in the Tech-35 Index.

The Calculation Agent            We have appointed Morgan Stanley & Co.
                                 Incorporated, which we refer to as MS & Co., to act as calculation agent for The Chase
                                 Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the percentage change in the Tech-35
                                 Index, the final index value and the
                                 supplemental redemption amount.

MS & Co., on behalf of MSCI,     MS & Co., on behalf of Morgan Stanley Capital
Consults on the Tech-35 Index    International Inc., or MSCI, an indirect,
                                 majority-owned subsidiary of ours which owns the Tech-35 Index, acts as consultant to the American Stock Exchange, Inc. in connection with the calculation of the Tech-35 Index. The
                                 American Stock Exchange is responsible for the design and maintenance of the Tech- 35 Index, including decisions regarding the calculation of the Tech-35 Index such as the addition and deletion of constituent stocks and other methodological modifications of the Tech-35
                                 Index. MS&Co. or MSCI, to the extent that MSCI elects to act directly rather than through MS &
                                 Co., may from time to time suggest changes in the Tech-35 Index. The actions and judgments of MS & Co. or MSCI may affect the value of the Tech-35 Index, and, consequently, could adversely affect the value of the Redeemable
                                 BRIDGES. You should read about certain
                                 potential conflicts that may exist because of our affiliation with MS & Co. and MSCI in the section called "Risk Factors -- Potential
                                 Conflicts of Interest Between You and MS & Co."

More Information on the          The Redeemable BRIDGES are senior notes issued
Redeemable BRIDGES               as part of our Series C medium-term note
                                 program. You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 6, 1999. We describe the basic features of this type of note in the sections called
                                 "Description of Notes" and " -- Notes Linked to
                                 Commodity Prices, Single Securities, Baskets of
                                 Securities or Indices."

                                 Because this is a summary, it does not
                                 contain all of the information that may be important to you, including the specific mechanics and timing of the call provisions. You should read the "Description of Redeemable BRIDGES"
                                 section in this pricing supplement for a detailed description of the terms of the Redeemable BRIDGES. You should also read about some of the risks involved in investing in Redeemable BRIDGES in the section called "Risk Factors." We urge you to consult with your investment, legal, accounting and other advisors with regard to any investment in the Redeemable BRIDGES.

How to Reach                     Us You may contact your local Morgan Stanley
                                 Dean Witter branch office or our principal executive offices at 1585 Broadway, New York,
                                 New York 10036 (telephone number (212)
                                 762-4000).


                                  RISK FACTORS

               The Redeemable BRIDGES are not secured debt and, unlike ordinary debt securities, the Redeemable BRIDGES do not pay interest. This section describes the most significant risks relating to the Redeemable BRIDGES. You should carefully consider whether the Redeemable BRIDGES are suited to your particular circumstances before you decide to purchase them.


Redeemable BRIDGES Are           The terms of the Redeemable BRIDGES differ from
Not Ordinary Senior Notes        those of ordinary debt securities in that we
                                 will not pay interest on the Redeemable
                                 BRIDGES. Because the supplemental redemption amount due at maturity may be equal to zero, the return on your investment (the effective yield to maturity) in the Redeemable BRIDGES may be less than the amount which would be paid on an ordinary debt security. The return of only the principal amount of each Redeemable
                                 BRIDGES at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Redeemable BRIDGES May           If the percentage change in the Tech-35 Index
Not Pay More than Par at         is equal to or less than zero, you will receive
Maturity                         only the par amount of $10 for each Redeemable
                                 BRIDGES you hold at maturity.

Secondary Trading                There may be little or no secondary market for
May Be Limited                   the Redeemable BRIDGES. Although the Redeemable
                                 BRIDGES have been approved for listing on the New York Stock Exchange, Inc., it is not possible to predict whether the Redeemable
                                 BRIDGES will trade in the secondary markets.
                                 Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Redeemable BRIDGES easily.

Market Price of the              Several factors, many of which are beyond our
Redeemable BRIDGES               control, will influence the value of the
Influenced by Many               Redeemable BRIDGES, including:
Unpredictable Factors
                                 o the value of the Tech-35 Index

                                 o interest and yield rates in the market

                                 o the volatility (frequency and magnitude of
                                   changes in price) of the Tech-35 Index

                                 o economic, financial, political and regulatory
                                   or judicial events that affect the securities underlying the Tech-35 Index or stock markets generally and which may affect the final index value

                                 o the time remaining to the maturity of the
                                   Redeemable BRIDGES

                                 o the dividend rate on the stocks underlying
                                   the Tech-35 Index

                                 o our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your Redeemable BRIDGES prior to maturity. For example, you may have to sell your Redeemable BRIDGES at a substantial discount from the principal amount if at the time of sale the Tech-35 Index is at, below, or not sufficiently above the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the Tech-35 Index based on its historical performance. We cannot guarantee that the value of the Tech-35 Index will increase so that you will receive at maturity an amount in excess of the principal amount of the Redeemable BRIDGES.

Adjustments to the               The American Stock Exchange, Inc., or the AMEX,
Tech-35 Index Could              in consultation with MSCI and MS & Co., acting
Adversely Affect the             on behalf of MSCI, is responsible for
Redeemable BRIDGES               calculating and maintaining the Tech-35 Index.
                                 The AMEX can add, delete or substitute the stocks underlying the Tech-35 Index or make other methodological changes that could change the value of the Tech-35 Index. The AMEX may discontinue or suspend calculation or dissemination of the Tech-35 Index. Any of these actions could adversely affect the value of the Redeemable BRIDGES.

Potential Conflicts of Interest  The Tech-35 Index was developed by MS & Co. and
between You and MS & Co.         is owned by MSCI. The Tech-35 Index is a
                                 service mark of MS & Co. and has been licensed for certain purposes to the AMEX in exchange for a fee. MSCI is responsible for advising the AMEX as the AMEX composes, calculates and maintains the Tech-35 Index and MSCI has delegated its responsibilities to MS & Co. MS &
                                 Co. and MSCI each have considerable influence over the composition and calculation of the Tech-35 Index. Certain judgments that MS & Co.
                                 or MSCI could make in connection with
                                 consultation as to the composition and
                                 calculation of the Tech- 35 Index could affect the value of the Tech-35 Index and, consequently, the value of the Redeemable
                                 BRIDGES. See "Description of Redeemable
                                 BRIDGES-- Morgan Stanley High-Technology 35
                                 Index" and "--Discontinuance of the Tech-35
                                 Index; Alteration of Method of Calculation" below.

                                 As calculation agent, MS & Co. calculates the amount paid to you at maturity of the Redeemable BRIDGES. MS & Co. and other affiliates may carry out activities that minimize our risks related to the Redeemable BRIDGES, including trading in the individual stocks included in the Tech-35 Index as well as in other instruments related to the Tech-35 Index. MS & Co. and some of our other subsidiaries also trade the individual stocks included in the Tech-35 Index and other financial instruments related to the Tech-35 Index on a regular basis as part of their general broker-dealer businesses. Any of these activities could influence MS & Co.'s determination of calculations made with respect to the Redeemable BRIDGES and, accordingly, could affect your payout on the Redeemable BRIDGES.

                                 Because MS & Co. and MSCI are consulted by the AMEX concerning the Tech-35 Index composition and calculation and because MS & Co. also calculates the percentage change in the Tech-35 Index, the final index value and the supplemental redemption amount, potential conflicts of interest may exist between MS & Co. as calculation agent, MS & Co. or MSCI as consultants for the calculation of the Tech-35 Index and you as holder of a Redeemable BRIDGES.

Investment in the                The payment of dividends on the stocks which
Redeemable BRIDGES Not           compose, or underlie, the Tech- 35 Index has no
the Same as an Investment in     effect on the calculation of the percentage
the Tech-35 Index Stocks         increase in the Tech- 35 Index. Therefore, the
                                 return on your investment based on the
                                 percentage change in the Tech-35 Index is not the same as the total return based on the purchase of those underlying stocks held for a similar period.

Tax Treatment                    You should also consider the tax consequences
                                 of investing in the Redeemable BRIDGES. The
                                 Redeemable BRIDGES are best suited for accounts
                                 (including non-U.S. accounts) not subject to U.S. federal income taxes. U.S. taxable investors will be subject to annual income tax based on the comparable yield, as defined in the accompanying prospectus supplement, of the Redeemable BRIDGES even though they will not receive any payments thereon prior to maturity and at maturity may only receive the return of the par amount of the Redeemable BRIDGES. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or redemption of the Redeemable BRIDGES will be treated as ordinary income. Please read carefully the section "Description of Redeemable BRIDGES--
                                 United States Federal Taxation" in this pricing supplement.



                        DESCRIPTION OF REDEEMABLE BRIDGES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Redeemable BRIDGES" refers to each $10 principal amount of any of our Redeemable BRIDGES due May 30, 2005 based on the Morgan Stanley High-Technology 35 Index. In this pricing supplement, the "Company," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............     $45,000,000

Original Issue Date
(Settlement Date).............     May 20, 1999

Maturity Date.................     May 30, 2005

Specified Currency............     U.S. Dollars

CUSIP.........................     617446232

Minimum Denominations.........     $10

Issue Price...................     $10

Interest Rate.................     None

Maturity Redemption Amount....     At maturity (including as a result of
                                   acceleration or under the terms of the Senior
                                   Debt Indenture), you will receive $10, the par amount of the Redeemable BRIDGES, plus the Supplemental Redemption Amount, if any.

Supplemental Redemption
Amount........................     We will pay you a Supplemental Redemption
                                   Amount per Redeemable BRIDGES at maturity equal to the greater of (a) zero and (b) the product of $10 and the Tech-35 Index Percent
                                   Change. The Calculation Agent will calculate the Supplemental Redemption Amount on the date the Final Index Value is determined.

                                   The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the Tech-35 Index; Alteration of Method of Calculation" below.

                                   The Calculation Agent will round all
                                   percentages resulting from any calculation with respect to the Redeemable BRIDGES to the nearest one hundred-thousandth of a percentage point, with five one- millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                   9.87655% (or .0987655)). All dollar amounts
                                   resulting from such calculation will be
                                   rounded to the nearest cent with one-half cent being rounded upwards.

Tech-35 Index Percent Change..     The Tech-35 Index Percent Change is a
                                   fraction, the numerator of which will be the Final Index Value less the Initial Index
                                   Value and the denominator of which will be the Initial Index Value. The Tech- 35 Index
                                   Percent Change is described by the following formula:

                                     (Final Index Value - Initial Index Value)
                                     -----------------------------------------
                                               Initial Index Value

Initial Index Value...........     1,045.14

Final Index Value.............     The Final Index Value will be the Index
                                   Closing Value on the fifth scheduled Trading
                                   Day prior to the Maturity Date.

                                   If a Market Disruption Event occurs on the fifth scheduled Trading Day prior to the Maturity Date, the Final Index Value will be determined on the immediately succeeding Trading Day during which no Market Disruption Event occurred; provided that the Final Index Value will not be determined on a date later than the second scheduled Trading Day preceding the Maturity Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the value of the Tech-35 Index on such date in accordance with the formula for and method of calculating the Tech-35 Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Trading Day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-Trading Day) on such date of each security most recently constituting the Tech-35 Index.

Index Closing Value...........     The Index Closing Value will equal the
                                   closing value of the Tech-35 Index or any Successor Index at the regular official weekday close of trading on a specified date.
                                   See "--Discontinuance of the Tech- 35 Index;
                                   Alteration of Method of Calculation."

                                   In this "Description of Redeemable BRIDGES," references to the Tech-35 Index will include any Successor Index, unless the context requires otherwise.

Call Right ...................     On or after May 30, 2002, and up to and
                                   including November 30, 2004, we may call the Redeemable BRIDGES, in whole but not in part, for mandatory exchange into cash at the applicable Call Price as described below. We will not pay you a Supplemental Redemption
                                   Amount if we call the Redeemable BRIDGES. If we call the Redeemable BRIDGES, then the cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our call notice, upon delivery of your Redeemable BRIDGES to the Trustee in accordance with the delivery instructions. We shall, or shall cause the Calculation Agent to, deliver the cash to the Trustee for delivery to you.

Notice Date...................     The scheduled Trading Day on which we issue
                                   our call notice, which must be at least 30 but not more than 60 calendar days prior to the Call Date.

Call Date.....................     The scheduled Trading Day specified by us in
                                   our call notice on or after May 30, 2002 to and including November 30, 2004, on which we will deliver the cash Call Price to you upon mandatory exchange of the Redeemable BRIDGES.

Call Price....................     The table below shows the Call Prices for
                                   each $10 principal amount of Redeemable
                                   BRIDGES for the period from May 30, 2002 to November 29, 2002 and for each six month Call
                                   Date Period thereafter to and including
                                   November 30, 2004.


                             Call Date Periods                        Call Price
                             -----------------                        ----------
                             May 30, 2002 to November 29, 2002........  $ 16.00
                             November 30, 2002 to May 29, 2003........  $ 16.50
                             May 30, 2003 to November 29, 2003........  $ 17.00
                             November 30, 2003 to May 29, 2004........  $ 17.50
                             May 30, 2004 to November 30, 2004........  $ 18.00


Trading Day...................     A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange
                                   ("NYSE"), the AMEX, the NASDAQ NMS, the
                                   Chicago Mercantile Exchange, and the Chicago
                                   Board of Options Exchange and in the
                                   over-the- counter market for equity
                                   securities in the United States.

Book Entry Note or
Certificated Note.............     Book Entry

Senior Note or Subordinated
Note..........................     Senior

Trustee.......................     The Chase Manhattan Bank

Agent.........................     Morgan Stanley & Co. Incorporated

Market Disruption Event.......     "Market Disruption Event" means with respect
                                   to the Tech-35 Index, the occurrence or
                                   existence of either of the following events as determined by the Calculation Agent:

                                     (i) a suspension, material limitation or absence of trading of stocks then constituting 20% or more, by weight, of the Tech-35 Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of trading in such market or a breakdown or failure in the price and trading systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more, by weight, of the Tech-35 Index (or the relevant Successor Index) during the last one-half hour preceding the closing of trading on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market of trading in futures or options contracts related to the Tech-35 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of trading on such market; and

                                     (ii) a determination by the Calculation
                                     Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Redeemable BRIDGES.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Tech-35 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Tech-35 Index shall be based on a comparison of (x) the portion of the level of the Tech-35 Index attributable to that security relative to (y) the overall level of the Tech-35 Index, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in a futures or options contract on the Tech-35 Index by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Tech-35 Index and
                                   (5) a "suspension, absence or material
                                   limitation of trading" on any Relevant
                                   Exchange or on the primary market on which futures or options contracts related to the Tech-35 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............     "Relevant Exchange" means the primary U.S.
                                   organized exchange or market of trading for any security then included in the Tech-35
                                   Index or any Successor Index.

Alternative Calculation of the
Final Index Value in case of
an Event of Default ..........     If an Event of Default with respect to any
                                   Redeemable BRIDGES shall have occurred and be continuing, the Calculation Agent will determine the amount declared due and payable upon any acceleration of the Redeemable
                                   BRIDGES, which will be equal to $10 plus the Supplemental Redemption Amount, if any, determined as though the date on which the Final Index Value is scheduled to be determined were the date of acceleration.

Calculation Agent.............     Morgan Stanley & Co. Incorporated and its
                                   successors.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   Because the Calculation Agent is our
                                   affiliate, potential conflicts of interest may exist between the Calculation Agent, and you as the holder of the Redeemable BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Tech-35 Index Percent Change, the Final Index Value, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "Discontinuance of the Tech-35 Index; Alteration of Method of Calculation" below and "Market Disruption Event" above. MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Redeemable BRIDGES to restrict the use of information relating to the calculation of the Tech-35 Index Percent Change, the Final Index Value and the Supplemental Redemption Amount prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Morgan Stanley High-
  Technology 35 Index.........     We have derived all information contained in
                                   this pricing supplement regarding the Tech-35
                                   Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI and the AMEX. The Tech-35 Index was developed by MS & Co., is owned by MSCI, and is calculated and maintained by AMEX in consultation with MS & Co., acting on behalf of MSCI. None of MS & Co., MSCI or the AMEX has any obligation to continue to calculate and publish, and may discontinue calculation and publication of, the Tech-35 Index.

                                   The Tech-35 Index is comprised of 35 actively traded stocks of U.S. companies in the computer and technology industries with large market capitalizations. Publication of the Tech-35 Index began on June 30, 1995, based on an initial value of 200 as of the close of trading on December 16, 1994.

                                   The Tech-35 Index is calculated using an "equal dollar-weighting" methodology designed to ensure that each of the component stocks is represented in approximately equal dollar amounts in the Index. In calculating the initial "equal dollar-weighting" of component stocks, the AMEX, using closing prices on December 16, 1994, calculated the number of shares that would represent an investment of $300,000 in each of the stocks contained in the Index (to the nearest whole share). The value of the Tech-35 Index on any date equals the current market value (based on U.S. primary market prices) of the assigned number of shares of each of the stocks in the Tech-35 Index divided by the current Tech-35 Index divisor. The Tech-35 Index divisor was initially calculated to yield a benchmark value of 200 at the close of trading on December 16, 1994. Annually thereafter, following the close of trading on the third Friday of December, the AMEX has adjusted and plans to continue to adjust the Tech-35 Index portfolio, without changing the value of the Tech-35 Index, by changing the number of shares of each component stock so that each company is again represented in "equal" dollar amounts. If necessary, the AMEX adjusts the divisor to ensure continuity of the Tech-35 Index's value. The newly adjusted portfolio becomes the basis for the Tech-35 Index's value on the first trading day following the annual adjustment.

                                   Subject to the maintenance criteria discussed below, the number of shares of each component stock in the Tech-35 Index will remain fixed between annual reviews except in the event of certain types of corporate actions, such as the payment of a dividend (other than an ordinary cash dividend), stock distributions, stock splits, reverse stock splits, rights offerings, distributions, reorganizations, recapitalizations, or similar events with respect to a Tech-35 Index component stock. In a merger or consolidation of an issuer of a component security, if the security remains in the Tech-35 Index, the number of shares of that security will be adjusted, if necessary, to the nearest whole share, to maintain the component's relative weight in the Tech-35 Index at the level immediately prior to the corporate action. In the event of a stock replacement, the average dollar value of the remaining Tech-35 Index components will be calculated and that amount invested in the replacement stock, rounded to the nearest whole share. In all cases, the divisor will be adjusted, if necessary, to ensure Tech-35 Index continuity. The divisor and other statistics based on the Tech-35 Index is published and disseminated daily by the AMEX, on Bloomberg Financial Markets and Reuters Limited.

                                   A current list of the issuers of the
                                   component stocks of the Tech-35 Index and the weighting of each component stock as of May 14, 1999, as a percentage of the total index capitalization, is set forth below. (The weighting of each stock is equal upon annual rebalancing, but varies throughout the year as the component stocks rise and fall in value compared to other component stocks.)

                                                           Stock
                 Company Name                             Exchange    % Weights
                 ------------                             --------    ---------
                 Amazon.com Inc..........................  NASDAQ        2.78%
                 America Online, Inc.....................   NYSE         5.58%
                 Applied Materials, Inc..................  NASDAQ        3.10%
                 Ascend Communications, Inc..............  NASDAQ        3.63%
                 Automatic Data Processing, Inc..........   NYSE         2.65%
                 Cisco Systems, Inc......................  NASDAQ        2.97%
                 Compaq Computer Corporation.............   NYSE         1.40%
                 Computer Associates Int'l, Inc..........   NYSE         2.51%
                 Computer Sciences Corporation...........   NYSE         2.00%
                 Dell Computer Corporation...............  NASDAQ        2.82%
                 Electronic Arts, Inc....................  NASDAQ        2.54%
                 Electronic Data Systems Corp............   NYSE         2.70%
                 EMC Corporation.........................   NYSE         2.96%
                 First Data Corporation..................   NYSE         3.55%
                 Hewlett-Packard Company.................   NYSE         2.98%
                 Intel Corporation.......................  NASDAQ        2.25%
                 International Business Machines Corp....   NYSE         3.25%
                 Intuit, Inc.............................  NASDAQ        2.55%
                 Lucent Technologies, Inc................   NYSE         2.76%
                 Micron Technology.......................   NYSE         1.62%
                 Microsoft Corporation...................  NASDAQ        2.59%
                 Motorola, Inc...........................   NYSE         3.28%
                 Northern Telecom........................   NYSE         3.56%
                 Oracle Corporation......................  NASDAQ        2.12%
                 Parametric Technology Co................  NASDAQ        1.73%
                 PeopleSoft, Inc.........................  NASDAQ        1.95%
                 Seagate Technology Inc..................   NYSE         2.16%
                 Solectron Corporation...................   NYSE         3.34%
                 STMicroelectronics N.V..................   NYSE         3.45%
                 Sun Microsystems, Inc...................  NASDAQ        3.63%
                 Tellabs, Inc............................  NASDAQ        4.28%
                 Texas Instruments, Inc..................   NYSE         2.84%
                 3Com Corporation........................  NASDAQ        1.48%
                 Xilinx, Inc.............................  NASDAQ        3.54%
                 Yahoo! Inc..............................  NASDAQ        3.45%

                 Source: AMEX

                                   The composition of the Tech-35 Index is
                                   reviewed annually to ensure that the
                                   component stocks meet certain minimum
                                   capitalization, trading volume and listing requirements and to ensure that at least 90% of the Tech-35 Index's numerical value satisfies AMEX criteria for standardized options trading. In addition to the annual rebalancings, if at any time between annual rebalancing the top five component securities, by weight, account for more than one-third of the weight of the Tech-35 Index, the Tech-35 Index will be similarly rebalanced. The component stocks of the Tech-35 Index may be changed at any time for any reason.

                                   None of MSDW, the AMEX, MS & Co. or any of our affiliates guarantees the accuracy and/or the completeness of the Tech-35 Index or any data included therein and neither shall have any liability for any errors, omissions, or interruptions therein. None of MSDW, the AMEX, MS & Co. or any of our affiliates makes any warranty, express or implied, as to results to be obtained by us, owners of the Redeemable BRIDGES, or any other person or entity from the use of the Tech-35 Index or any data included therein. The AMEX makes no express or implied warranties, and expressly disclaims all warranties, or merchantability or fitness for a particular purpose or use with respect to the Tech-35 Index or any data included therein. Without limiting any of the foregoing, in no event shall any of MSDW, the AMEX, MS & Co. or any of our affiliates have any liability for any lost profits or indirect, punitive, special or consequential damages, even if notified of the possibility thereof. There are no third party beneficiaries of any agreements or arrangements between the AMEX and us.

                                   We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of the Tech-35 Index, including selling products and/or services to, purchasing products and/or services from, extending loans to or making equity investments in any of such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to such companies and, in addition, one or more of our affiliates may publish research reports with respect to such issuers. The statements in the preceding sentence are not intended to affect the right of holders of the Redeemable BRIDGES under the securities laws. You should undertake an independent investigation of the issuers of the component stocks of the Tech-35 Index and of the Tech-35 Index to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the Redeemable BRIDGES.

                                   Conflicts of Interest

                                   Because MS & Co. and MSCI are our
                                   subsidiaries, potential conflicts of interest may exist between MS & Co., MSCI and you, including with respect to certain determinations and judgments made in determining the Tech-35 Index. The policies and judgments of MS & Co. and MSCI concerning additions, deletions and substitutions of the stocks underlying the Tech-35 Index and the manner in which certain changes affecting such underlying stocks are taken into account in the calculation of the Tech-35 Index may affect the value of the Tech-35 Index. It is also possible that the AMEX, either independently or in consultation with MS & Co. or MSCI, may discontinue or suspend calculation or dissemination of the Tech-35 Index and that, consequently, MS & Co., as Calculation Agent, would have to select a successor or substitute index, or itself calculate an index value, from which to calculate the supplemental redemption amount, if any. Any such actions or judgments could adversely affect the value of the Redeemable BRIDGES.

                                   MS & Co. and MSCI each maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Redeemable BRIDGES to restrict the use of information relating to the calculation of the Tech-35 Index prior to its dissemination. MS & Co. will carry out its duties and functions in connection with its determination of the Tech-35 Index in good faith and by exercising the diligence and reasonableness of a prudent expert in comparable circumstances.

                                   It is also possible that any advisory
                                   services that our affiliates provide in the course of any business with the issuers of the component stocks could lead to actions on the part of such underlying issuers which might adversely affect the level of the Tech-35 Index.

Discontinuance of the Tech-35
  Index; Alteration of Method
  of Calculation..............     If the AMEX or MSCI discontinues
                                   publication of the Tech-35 Index and the AMEX or another entity (including MS & Co. or MSCI) publishes a successor or substitute index that MS & Co. as the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Tech-35 Index
                                   (such index being referred to herein as a "Successor Index"), then any subsequent Index
                                   Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, NASDAQ NMS or the relevant exchange or market for the Successor Index on the date that the Final Index Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to MSDW and to the holders of the Redeemable BRIDGES within three Trading Days of such selection.

                                   If MS & Co. or the AMEX discontinues
                                   publication of the Tech-35 Index prior to, and such discontinuance is continuing on, the date that the Final Index Value is to be determined and MS & Co. as the Calculation Agent determines that no Successor Index is available at such time, then on such date, the Calculation Agent will determine the Index Closing Value that would be used in computing the Tech- 35 Index Percent Change on such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Tech-35 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such date of each security most recently comprising the Tech-35 Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Tech-35 Index may adversely affect the value of the Redeemable BRIDGES.

                                   If at any time the method of calculating the Tech-35 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Tech-35 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Tech- 35 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date that the Final Index Value is to be determined make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Tech-35 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental Redemption Amount with reference to the Tech-35 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Tech-35 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Tech-35 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information........     The following table sets forth the high and
                                   low daily closing values, as well as
                                   end-of-quarter closing values, of the Tech-35
                                   Index for each quarter in the period from June 30, 1995 through May 17, 1999. The Index
                                   Closing Values listed below were obtained from Bloomberg Financial Markets. We believe all such information to be accurate. The historical values of the Tech-35 Index should not be taken as an indication of future performance, and no assurance can be given that the Tech-35 Index will increase sufficiently to cause you to receive any Supplemental Redemption Amount at maturity
                                   (assuming that we have not called the
                                   Redeemable BRIDGES prior to maturity).


                                                   Daily Index Closing Values
                                                --------------------------------
                                                 High        Low      Period End
                                                ------      -----     ----------
                        1995
                           June 30, 1995......     -           -        292.50
                           Third Quarter......  340.07      293.33      325.83
                           Fourth Quarter.....  361.21      298.54      315.77
                        1996
                           First Quarter......  353.94      284.44      316.50
                           Second Quarter.....  358.70      313.00      325.04
                           Third Quarter......  360.78      280.53      352.54
                           Fourth Quarter.....  412.28      339.02      383.04
                        1997
                           First Quarter......  421.97      348.50      354.60
                           Second Quarter.....  441.01      343.99      426.23
                           Third Quarter......  536.85      430.99      520.40
                           Fourth Quarter.....  535.31      419.22      447.52
                        1998
                           First Quarter......  543.34      422.84      542.48
                           Second Quarter.....  599.75      519.22      595.80
                           Third Quarter......  654.92      480.15      573.78
                           Fourth Quarter.....  875.45      481.04      874.47
                        1999
                           First Quarter...... 1034.26      884.83     1020.45
                           Second Quarter (through
                             May 17, 1999).... 1098.91      951.65     1045.14


                        Source: Bloomberg Financial Markets

Use of Proceeds and Hedging...     The net proceeds we receive from the sale of
                                   the Redeemable BRIDGES will be used for
                                   general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Redeemable BRIDGES, including hedging market risks associated with the Supplemental
                                   Redemption Amount. See also "Use of Proceeds" in the accompanying Prospectus.

                                   On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Redeemable BRIDGES by the purchase and sale of exchange traded and over-the-counter options on the Tech-35 Index, individual stocks included in the Tech-35 Index, futures contracts on the Tech-35 Index and options on such futures contracts or by taking positions in any other instruments that we wished to use in connection with such hedging. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Redeemable BRIDGES, including on the date that the Final Index Value is to be determined, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with our hedging activity. Although we have no reason to believe that our hedging activity had or will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of the Tech-35 Index, we cannot give any assurance that we did not, or in the future will not, affect such prices as a result of its hedging activities.

Supplemental Information Concerning
Plan of Distribution..........     In order to facilitate the offering of the
                                   Redeemable BRIDGES, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Redeemable
                                   BRIDGES or the stocks underlying the Tech-35
                                   Index. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Redeemable BRIDGES for its own account. In addition, to cover allotments or to stabilize the price of the Redeemable BRIDGES, the Agent may bid for, and purchase, the Redeemable BRIDGES or the stocks underlying the Tech-35 Index in the open market. See "Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
  and Insurance Companies.....     We and certain of our affiliates, including
                                   MS & Co. and Dean Witter Reynolds Inc.
                                   ("DWR"), may each be considered a "party in interest" within the meaning of the Employee
                                   Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue
                                   Code of 1986, as amended (the "Code") with respect to many employee benefit plans.
                                   Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Redeemable BRIDGES are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Redeemable
                                   BRIDGES are acquired pursuant to an exemption from the prohibited transaction rules.

                                   The acquisition of the Redeemable BRIDGES may be eligible for one of the exemptions noted below if such acquisition:

                                   (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                   (b) (i) is made solely with assets of an insurance company pooled separate account and
                                   (ii) satisfies the requirements and
                                   conditions of PTCE 90-1 issued by the DOL;

                                   (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                   (ii) satisfies the requirements and
                                   conditions of PTCE 84-14 issued by the DOL;

                                   (d) is made solely with assets of a
                                   governmental plan (as defined in Section
                                   3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                   (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                   (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                   Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested.

United States Federal
Taxation......................     The Redeemable BRIDGES are linked to an index
                                   and you should refer to the discussion under "United States Federal Taxation -- Notes --
                                   Optionally Exchangeable Notes" in the
                                   accompanying Prospectus Supplement. In
                                   connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 6.31%, compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Redeemable BRIDGES (assuming a par amount of $10 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $14.49.

                                   The following table states the amount of interest that will be deemed to have accrued with respect to a Redeemable BRIDGES during each accrual period, based upon the our determination of the comparable yield and the projected payment schedule:

                                                                       TOTAL
                                                                     INTEREST
                                                     INTEREST        DEEMED TO
                                                    DEEMED TO      HAVE ACCRUED
                                                      ACCRUE       FROM ORIGINAL
                                                      DURING      ISSUE DATE PER
                                                     ACCRUAL      NOTE AS OF END
                                                   PERIOD (PER      OF ACCRUAL
                           ACCRUAL PERIOD             NOTE)           PERIOD
                           --------------          -----------    --------------
                 Original Issue Date through
                    December 31, 1999.............   $ 0.39           $ 0.39
                 January 1, 2000 through
                    December 31, 2000............    $ 0.66           $ 1.05
                 January 1, 2001 through
                    December 31, 2001............    $ 0.70           $ 1.75
                 January 1, 2002 through
                    December 31, 2002............    $ 0.74           $ 2.49
                 January 1, 2003 through
                    December 31, 2003............    $ 0.79           $ 3.28
                 January 1, 2004 through
                    December 31, 2004............    $ 0.84           $ 4.12
                 January 1, 2005 through May 30,
                    2005.........................    $ 0.37           $ 4.49


                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments thereof in respect of the Redeemable BRIDGES for federal income tax purposes and do not constitute a representation regarding the actual amounts of the payments on the Redeemable BRIDGES.

                                   Additional Disclosure for Non-U.S. Holders.
                                   The following discussion is based on the opinion of Davis Polk & Wardwell, special tax counsel to MSDW. As used herein, the term "Non-U.S. Holder" means an owner of a Redeemable BRIDGES that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign trust or estate or
                                   (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign trust or estate. The following summary does not deal with persons that are not Non-U.S. Holders or that are subject to special rules, such as nonresident alien individuals who have lost United States citizenship or who have ceased to be taxed as United States resident aliens, corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies, and certain other Non-U.S. Holders that are owned or controlled by persons subject to United States federal income tax. In addition, unless otherwise noted, the following summary does not apply to persons for whom interest or gain on a Redeemable BRIDGES is effectively connected with a trade or business in the United States. If you are considering the purchase of the Redeemable BRIDGES, you should consult your tax advisors with regard to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the Code and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. Capitalized terms appearing herein and not defined have the meanings assigned to such terms in the Prospectus Supplement.

                                   Subject to the discussion below concerning backup withholding, payments of principal and the Supplemental Redemption Amount, if any, at maturity of a Redeemable BRIDGES by us or a paying agent to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such Redeemable BRIDGES, will not be subject to United States federal income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement required by
                                   Section 871(h) or Section 881(c) of the Code has been provided with respect to the beneficial owner, as discussed below; (iii) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; (iv) such payment and gain are not effectively connected with the conduct by such Holder of a trade or business in the United States; and (v) the securities underlying the Tech-35 Index continue to be actively traded for U.S. federal income tax purposes.

                                   Sections 871(h) and 881(c) of the Code and applicable regulations require that, in order to obtain the portfolio interest exemption from withholding tax, either the beneficial owner of the Redeemable BRIDGES, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Redeemable BRIDGES on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Redeemable BRIDGES is not a United States person. Under United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Redeemable BRIDGES certifies on Internal Revenue Service Form W-8 (or any successor form), under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the Redeemable BRIDGES on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). With respect to Redeemable BRIDGES held by a foreign partnership, under current law, the Form W-8 (or any successor form) may be provided by the foreign partnership. However, for payments with respect to a Redeemable BRIDGES after December 31, 2000, unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service, a foreign partnership will be required, in addition to providing an intermediary Form W-8 (or any successor form), to attach an appropriate certification by each partner. If you, including foreign partnerships and their partners, are a prospective investor, you should consult your tax advisors regarding possible additional reporting requirements.

                                   Under Section 2105(b) of the Code, a
                                   Redeemable BRIDGES held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual's death, payments with respect to such Redeemable BRIDGES would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

                                   Under current Treasury Regulations, backup withholding at 31% will not apply to payments by us or any paying agent made on a Redeemable BRIDGES if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that we or such paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

                                   Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Redeemable BRIDGES made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

                                   If you are a Non-U.S. Holder of Redeemable
                                   BRIDGES, you should consult your tax advisors regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.